EXHIBIT 10.4

AMENDMENT TO

MASSEY ENERGY COMPANY

1996 EXECUTIVE STOCK PLAN

As Amended and Restated Effective November 30, 2000

1. Section 10.1(a) of the Plan is revised to read as follows:

(a)	Subject to Section 10.l(b) below, if the outstanding shares of Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, then (i) the Committee shall make an appropriate and proportionate adjustment in the number and kind of shares or other securities subject to the outstanding Options and Awards and the price for each share or other unit of any other securities subject to outstanding Options without change in the aggregate purchase price or value as to which such Options remain exercisable in such manner as the Committee shall determine in order to retain the economic value or opportunity provided immediately prior to the transaction for which the adjustment is made and (ii) in all cases, unless the terms of such transaction shall provide otherwise, the Committee may make an appropriate and proportionate adjustment in the maximum number and kind of shares provided in Section 2.4. Notwithstanding anything to contrary in the foregoing, any such adjustment shall be made in such a manner that will not affect the status of any Award intended to be excepted from treatment as nonqualified deferred compensation under Section 409A of the Code or to qualify as an Incentive Stock Option under Section 422 of the Code.

Approved

November 14, 2006